CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the captions "Fund Service Providers," "Financial Highlights," "Independent Registered Public Accounting Firm," and to the incorporation by reference of our report dated October 22, 2008 on the August 31, 2008 financial statements of the Claymore/MAC Global Solar Energy Index ETF, Claymore/BNY Mellon EW Euro-Pacific LDRs ETF (formerly Claymore/Robeco Developed International Equity ETF) and Claymore S&P Global Water Index ETF in the Registration Statement (Form N-1A) and related Prospectus and Statement of Additional Information of the Claymore Exchange-Traded Fund Trust 2 filed with the Securities and Exchange Commission in this Post Effective Amendment No. 45 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-135105).


                                                           /s/ ERNST & YOUNG LLP

Chicago, Illinois
March 30, 2009